Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated as of April 1, 2015, is between THE BRYN MAWR TRUST COMPANY, a Pennsylvania banking institution (the "Bank"), with its principal place of business located at 801 Lancaster Avenue, Bryn Mawr, PA 19010 and LORI ANN BUCHANAN GOLDMAN, an individual with an address at 4434 Sansom Street, Philadelphia, PA 19104 (the "Executive"). In consideration of the mutual covenants and representations herein contained and the mutual benefits derived herefrom, the parties, intending to be legally bound, covenant and agree as follows:

1.     Purpose. The Bank is engaged in the business of providing banking, wealth management, lending, insurance, and related financial services for persons and organizations (collectively, the "Business"). The Bank wishes to employ the Executive, and the Executive has agreed to continue to be employed by the Bank, on the terms and conditions herein provided.

2.       Full-Time Employment of Executive - Duties and Status.

(a)     The Bank hereby engages the Executive as a full-time executive to hold the offices of Senior Vice President and General Counsel for the Employment Period (as defined in Section 5(a) hereof), and the Executive accepts such employment, on the terms and conditions set forth in this Agreement. Throughout the Employment Period, the Executive shall faithfully exercise such authority and perform such executive duties as are commensurate with the authority and duties of such officers of the Bank and such other reasonable duties as may otherwise be assigned from time to time by the Bank.

(b)     Throughout the Employment Period, the Executive shall (i) devote Executive’s full business time and efforts to the business of the Bank and will not engage in consulting work or any trade or business for Executive’s own account or for or on behalf of any other person, firm or corporation which competes, conflicts or interferes with the performance of Executive’s duties hereunder in any way, and (ii) accept such additional office or offices to which Executive may be reasonably appointed by the Bank, provided that the performance of the duties of such office or offices shall generally be consistent with the scope of the duties provided for in Section 2(a) hereof.

(c)     Throughout the Employment Period, the Executive shall be entitled to Paid Time Off (“PTO”) in accordance with bank policy, and able to participate (if eligible) in any plans for leave for illness or temporary disability in accordance with the policies of the Bank in effect from time to time. PTO leave and leave of absence, if taken by the Executive, shall be taken at such times as are reasonably acceptable to the Bank. Any leave on account of illness or temporary disability which is short of Total Disability (as defined in Section 5(c)(ii) hereof) shall not constitute a breach by the Executive of the agreements hereunder even though leave on account of a Total Disability may be deemed to result in a termination of the Employment Period under the applicable provisions of this Agreement.

3.     Compensation and General Benefits. As full compensation for services to the Bank, the Executive shall, during the Employment Period, be compensated as follows:

(a)     The Bank shall pay to the Executive a salary at the annual rate of no less than Two Hundred Twenty-Five Thousand Dollars ($225,000), as increased by the Bank from time to time (the “Salary”). The Salary shall be payable in periodic equal installments less such sums as may be required to be deducted or withheld under applicable provisions of federal, state and local law, plus increases in the Salary, if any, as may be approved from time to time by the Bank.

(b)     Throughout the Employment Period, the Executive shall be entitled to participate in such 401K, profit sharing, bonus or incentive compensation, disability, group and individual life, sickness, accident, dental, medical and health benefits and other plans of the Bank or additional benefit programs, plans or arrangements of the Bank which are currently or may be established by the Bank, as and to the extent any such benefit programs, plans and arrangements are or may from time to time be in effect, as determined by the Bank and pursuant to the terms hereof and as and to the extent that the Executive is eligible to participate in such plans under the terms of such plans.

(c)     The Bank shall reimburse the Executive for all reasonable and customary business expenses incurred by Executive in the performance of the duties hereunder, provided that the Executive shall submit vouchers and other supporting data to substantiate the amount of said expenses in accordance with Bank policy from time to time in effect.

4.     Non-Competition; Confidential Information; Public Statements.

(a)     Non-Competition. The Executive and the Bank recognize that due to the Executive's engagement hereunder and the relationship of the Executive to the Bank, the Executive will have access to and will acquire, and may assist in developing, confidential and proprietary information relating to the assets, business and operations of the Bank and its affiliates, including, without limiting the generality of the foregoing, formulations, and other information with respect to, among other things, the Bank's present and prospective techniques, systems, customers, accounts, sales and marketing methods. The Executive acknowledges that such information has been and will continue to be of central importance to the business of the Bank and that disclosure of it to, or its use by, others could cause substantial loss to the Bank. The Executive and the Bank also recognize that an important part of the Executive's duties may be to develop goodwill for the Bank through Executive’s personal contact with customers, agents and others having business relationships with the Bank, and that there is a danger that this goodwill, a proprietary asset of the Bank, may follow the Executive if and when the relationship with the Bank is terminated. The Executive accordingly agrees that, at all times during the Employment Period and for one (1) year after termination of employment by Executive, without Good Reason, the Executive shall not, in any capacity whatsoever, whether directly or indirectly, on Executive’s own behalf, or on behalf of any other person, firm, partnership, corporation, limited liability company, association or other entity (collectively, "Person"):

(i) own, manage, invest, participate, engage or become employed in any activity which comprises the Business anywhere in the Commonwealth of Pennsylvania and such other States in which the Bank is conducting business as of the date of such termination;

(ii) suggest to, induce or persuade any vendor or customer of the Bank to discontinue doing business, with, or to change the terms or conditions of such relationship with the Bank or otherwise disparage, disrupt or disturb the relationship of the Bank with such vendor or customer;

(iii) suggest to, induce or persuade any vendor or customer of the Bank to do business with any business that is competitive with the Business;

(iv) suggest to, induce, solicit or persuade any employee or consultant of the Bank to leave the employ or engagement of the Bank, if such inducement involves the Executive directly or indirectly hiring or engaging or attempting to hire or engage such employee or consultant of the Bank at the time of such solicitation, whether on its own behalf or on behalf of any other Person, whether or not the Executive has a direct or indirect remunerative or other interest, as a proprietor, partner, co-venturer, creditor, stockholder, director, officer, employee, agent, representative or otherwise in such Person; and

(v) without limiting the term of the general obligation to honor the Confidential Information (as defined below) so long as it remains protectable, the Executive specifically agrees that Executive will not plan for, accept employment from any Person, nor engage in, any business wherein it is reasonably deemed that the loyal and diligent performance of the duties and responsibilities of such new employment or business will inherently call upon Executive to use, to disclose or to base judgments upon Confidential Information of the Bank or to utilize the goodwill of the Bank. The foregoing restrictive period is based upon the Executive's and the Bank's good faith belief that:

(A) the Bank's investment of time and money in the Executive, and the nature of the Bank's business (which is maintained and increased through the personal contact of employees such as the Executive with customers and vendors and potential customers and vendors of the Bank) has rendered and will continue to render the Executive a unique asset to the Bank;

(B) the Bank would be placed at a competitive disadvantage for such period, due to the Executive's knowledge of Confidential Information and other matters arising out of Executive’s employment with the Bank; and

(C) the time required to rebuild the contacts and patronage that the Executive will develop for the Bank and to provide the necessary training, exposure and education to Executive’s replacement would, for such a period, place the Bank at a competitive disadvantage.

Notwithstanding the foregoing, ownership of 5% or less of the stock or other securities of a corporation, the stock of which is listed and/or traded on a public securities exchange or the equivalent, including The Nasdaq Stock Market, shall not constitute a breach of this Section 4(a).

Notwithstanding anything in this Agreement to the contrary, and for purposes of clarification, nothing herein shall preclude or prevent Executive from seeking and engaging in employment (i) with a law firm, or (ii) as internal legal counsel of any institution other than First Trust, Univest, Beneficial, Fox Chase, and WSFS, in either case, regardless of title or position.

(b)     Confidential Information.

(i) At all times during the Employment Period and at all times following termination thereof, the Executive shall keep confidential and not knowingly disclose, directly or indirectly, and shall not use for the benefit of Executive or any other Person in connection with and furtherance of the Business and the affairs of the Bank, any Confidential Information relating to any aspect of the business of the Bank which is now known or which may become known to Executive. For purposes of this Agreement, "Confidential Information" includes any trade secrets or confidential or intellectual property or proprietary information whether in written, oral or other form which is unique, confidential or proprietary to the Bank, its affiliates, customers or other persons who disclose such information to the Bank in confidence, which information has been disclosed to Executive or to which Executive has knowledge or access.

(ii)     The Bank's failure to mark any Confidential Information as confidential, proprietary or otherwise shall not affect its status as Confidential Information hereunder.

(iii) The Executive acknowledges that all Confidential Information is the property of the Bank, its affiliates, customers or other persons who disclose such information to the Bank in confidence, and upon expiration of the Employment Period or earlier termination of this Agreement or earlier at the request of the Bank, the Executive shall deliver to the Bank all records, notes, reference items, sketches, drawings, memoranda, records, and other documents or materials, and all copies thereof (including but not limited to such items stored by computer memory or other media) which relate to or in any way incorporate the Confidential Information which are in the Executive's possession or under Executive’s control.

(v)     Nothing herein shall restrict Executive’s ability to disclose Confidential Information that becomes available to and known by the public (other than as a result of a breach of this Agreement by Executive). The Executive agrees that should third parties request to submit Confidential Information to them pursuant to subpoena, summons, search warrant or governmental order, the Executive will notify the Bank promptly upon receipt of such request, and thereafter promptly deliver written notice of the request to the Bank. If the Bank objects to the release of the Confidential Information, the Executive will permit counsel chosen by the Bank to represent the Executive in order to resist release of the Confidential Information; provided, however, that all costs associated with such matter, including without limitation court costs and attorney’s fees, shall be paid directly by the Bank. Additionally, the Bank will pay the Executive for any other expenses incurred by Executive in connection with resisting the release of the Confidential Information.

(c)     Ownership of Developed Information.

(i) The Executive covenants and agrees that all right, title and interest in any Developed Information, as defined below, shall be and remain the exclusive property of the Bank. The Executive agrees to make prompt and complete disclosure from time to time to the Bank of all Developed Information. The Executive agrees to immediately disclose to the Bank all Developed Information, and to assign to the Bank any right, title and interest which Executive may have in the Developed Information. The Executive agrees to execute any instruments and to do all things reasonably requested by the Bank, both during and after the Employment Period, to vest the Bank with all ownership rights in the Developed Information. If any Developed Information can be protected by federal copyright registration, patent registration or trademark registration shall be owned solely, completely and exclusively by the Bank, and any rights the Executive may have in any such Developed Information shall be deemed to be irrevocably assigned and transferred completely and exclusively to the Bank by the Executive.

(ii) For purposes of this Agreement, "Developed Information" shall mean all trade secrets, confidential or other proprietary information conceived, developed, designed, devised or otherwise created, modified or improved by the Executive or with respect to which Executive receives or receives access to, in whole or in part, in connection with the performance of Executive’s services for the Bank, its customers or other persons who disclose such information to the Bank in confidence hereunder during the Employment Period or resulting from the Executive's use of or access to the Bank's facilities or resources, including its Confidential Information. The "Developed Information" shall also include, without limitation, the following materials and information, whether or not reduced to writing, whether now or hereafter existing, whether or not patentable or protectable by copyright or trademark:

(A)     Marketing techniques and arrangements, purchasing information, pricing policies, quoting procedures, information processes, financial information, customer and prospect names and requirements, employee, customer, supplier and distributor data and other materials or information relating to the Business and/or the manner in which the Bank does business;

(B)     Discoveries, concepts, and ideas, including without limitation, processes, formulas, techniques, know how, designs, drawings, and specifications relating to the Business and/or the manner in which the Bank does business;

(C)     Formulations for any products of the Bank, including, but not limited to, software, databases, technology infrastructures and similar information;

(D)     Any other materials or information related to the business or activities of the Bank which are not generally known to others engaged in similar businesses or activities; and

(E)     All ideas which are derived from or related to the Executive's access to or knowledge of any of the materials or information described in this Section 3(b)(ii).

(d)     Acknowledgment. The Executive acknowledges that Executive has carefully read and reviewed the restrictions set forth in Sections 4(a), (b) and (c) hereof, and having done so Executive agrees that those restrictions, including but not limited to the time period and geographical areas of restriction, are fair and reasonable and are reasonably required for the protection of the legitimate business interests of the Bank.

(e)     Invalidity, Etc. If any covenant, provision, or agreement contained in any part of Section 4(a), (b) or (c) hereof is found by a court of competent jurisdiction to be unreasonable in duration, geographic scope or character of restrictions, the covenant, provision or agreement shall not be rendered unenforceable thereby, but rather the duration, geographical scope or character of restrictions of such covenant, provision or agreement shall be deemed reduced or modified with retroactive effect to render such covenant or agreement reasonable and such covenant or agreement shall be enforced as modified. If the court having jurisdiction will not review the covenant, provision or agreement, the parties shall mutually agree to a revision having an effect as close as permitted by law to the provision declared unenforceable. The Executive agrees that if a court having jurisdiction determines, despite the express intent of the Executive, that any portion of the restrictive covenants contained in Section 4(a), (b) or (c) hereof are not enforceable, the remaining provisions shall be valid and enforceable.

(f)     Equitable Relief. The Executive recognizes and acknowledges that if Executive breaches the provisions of Section 4(a), (b) or (c) hereof, damages to the Bank may be difficult if not impossible to ascertain, and because of the immediate and irreparable damage and loss that may be caused to the Bank for which it would have no adequate remedy, it is therefore agreed that the Bank, in addition to and without limiting any other remedy or right it may have, shall be entitled to seek an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and the Executive hereby waives any and all defenses Executive may have on the grounds of lack of jurisdiction or competence of a court to grant such an injunction or other equitable relief. The existence of this right shall not preclude the applicability or exercise of any other rights and remedies at law or in equity which the Bank may have.

(g)     Accounting for Profits. The Executive covenants and agrees that if Executive materially violates any covenants or agreements under this Agreement, the Bank shall be entitled to an accounting and repayment of all profits, compensations, royalties, commissions, remuneration or benefits which directly or indirectly shall have been realized or may be realized relating to, growing out of or in connection with any such violations; such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which the Bank is or may be entitled at law or in equity or otherwise under this Agreement.

(h)     Public Statements. The Executive and the Bank recognize that, due to the relationship of the Executive and the Bank and such relationship's susceptibility to public comment which may be injurious to the Executive or the Bank, or both, it is necessary for the protection of both parties that neither party make any disparaging public statements with respect to each other concerning the terms of this Agreement and the arrangements made pursuant hereto. The Executive and the Bank accordingly agree that neither the Executive nor the Bank will make any disparaging public statements with respect to each other or concerning the terms of this Agreement and the arrangements made pursuant hereto at any time following the termination of this Agreement without the prior written approval of the other party.

5.     Employment Period.

(a)     Duration. The employment period (“Employment Period”) shall commence on the date of this Agreement and shall continue until the earlier of (i) termination of this Agreement by the Bank with Cause (as defined in Section 5(c)(i) hereof), or (ii) termination of this Agreement by the Bank for any reason other than cause, or (iii) the death or Total Disability (as defined by Section 5(c)(ii) hereof) of the Executive, (iv) termination of this agreement by Executive for Good Reason (as defined in Section 5(c)(iii) hereof), or (v) termination of this Agreement by the Executive for any other reason.

(b)     Payments Upon Termination.

(i) If the Executive's employment is terminated at any time during the Employment Period (i) by the Bank for a reason other than Cause, (ii) due to the , Total Disability or death of the Executive, or (iii) by Executive for Good Reason, the Bank shall pay to, or provide for, as the case may be, the Executive, at the times otherwise provided in this Agreement as if the Executive had not been terminated:

(A)     an amount equal to (i) Executive’s Salary as accrued through the date of termination and for twelve (12) months thereafter (the “Severance Period”), plus (ii) Executive’s accrued but unused PTO through the date of termination, plus (iii) a bonus equal to the average of the bonuses paid to Executive for the two years prior to termination (or to the extent termination occurs prior to the determination of bonuses for fiscal 2016, equal to the bonus paid to Executive for fiscal year 2015). Such amount shall be payable, at the Bank's option, as a lump sum or in equal bi-weekly installments during such period in accordance with existing payroll policies; and

(B)     the sickness and health insurance programs to which Executive would have been entitled under this Agreement if Executive had remained in the employ of the Bank for the Severance Period, specifically including payments under the Consolidated Omnibus Budget Reconciliation Act (COBRA) if applicable; and

(C)     such other benefits to which Executive is entitled under applicable laws or any other compensatory agreement between the Bank and Executive; and

(D)     to the extent applicable, as the case may be, the other employee benefits (including, but not limited to, coverage under any disability, group life, and accident insurance programs and split-dollar life insurance arrangements or programs) to which Executive would have been entitled under this Agreement if Executive had remained in the employ of the Bank throughout such Severance Period.

(iii) If the Executive's employment is terminated (i) by the Bank for Cause, or (ii) by the Executive for any reason other than Good Reason, then the Bank shall have no further liability to the Executive, except for the Salary which has accrued through the date of termination, which amounts shall be paid by the Bank within thirty (30) days of such termination.

(iv) Notwithstanding any other provision of this Section 5(b), if the Executive materially violates any covenant, term or condition of this Agreement the Bank shall be entitled, in addition to any other remedies it may have hereunder or at law or in equity, to offset the amount of any payment otherwise due to the Executive pursuant to this Section 5(b) against any actual loss or damage incurred by the Bank as a direct result of the Executive's violation of said covenant, term or condition.

(c)     Definitions.

(i) The term "cause" means: (i) the Executive's material failure to perform Executive’s employment duties hereunder after reasonable notice to the Executive by the Bank specifying such failure and providing the Executive with a reasonable opportunity to cure such failure given the context of the circumstances, (ii) the Executive's material breach of the covenants or agreements contained in Sections 4(a), (b) or (c) hereof, or of any other material agreement or undertaking of the Executive, (iii) the Executive's commission of a felony or any crime involving moral turpitude, fraud or misrepresentation, whether or not related to the business or property of the Bank, (iv) any act of the Executive against the Bank intended to enrich the Executive in derogation of Executive’s duties to the Bank, (v) any willful or purposeful bad faith act or omission of the Executive having the effect of injuring the business or business relationships of the Bank, or (vi) the material breach of Executive’s duty to act in good faith and with the best interests of the Bank in mind.

(ii) The term "total disability" ("Total Disability") means total disability as defined in the Bank's group and individual disability plans, if any. If the Bank does not have in existence such plans, then Total Disability shall mean:

(a)     The inability to perform the duties required hereunder for a continuous period of six (6) months during the Employment Period due to "mental incompetence" or "physical disability" as hereinafter defined. The Executive shall be considered to be mentally incompetent and/or physically disabled: (i) if Executive is under a legal decree of incompetency (the date of such decree being deemed the date on which such mental incompetence occurred for purposes of this Section 5(c)); or (ii) because of a "Medical Determination of Mental and/or Physical Disability." A Medical Determination of Mental and/or Physical Disability shall mean the written determination by: (1) the physician regularly attending the Executive, and (2) a physician selected by the Bank, that because of a medically determinable mental and/or physical disability the Executive is unable to perform each of the material duties of the Executive, and such mental and/or physical disability is determined or reasonably expected to last twelve (12) months or longer after the date of determination, based on medically available information. If the two physicians do not agree, they shall jointly choose a third consulting physician and the written opinion of the majority of these three (3) physicians shall be conclusive as to such mental and/or physical disability and shall be binding on the parties. The date of any written opinion which is conclusive as to the mental and/or physical disability shall be deemed the date on which such mental and/or physical disability commenced for purposes of this Section 5(c), if the written opinion concludes that the Executive is mentally and/or physically disabled. In conjunction with determining mental and/or physical disability for purposes of this Agreement, the Executive consents to any such examinations which are relevant to a determination of whether Executive is mentally and/or physically disabled, and which is required by any two (2) of the aforesaid physicians, and to furnish such medical information as may be reasonably requested, and to waive any applicable physician patient privilege that may arise because of such examination. All physicians selected hereunder shall be Board-certified in the specialty most closely related to the nature of the mental and/or physical disability alleged to exist.

(b)     For purposes of determining whether the Executive is mentally incompetent or physically disabled for the continuous six (6) month period specified in this Section 5(c), such disability shall be deemed to continue from the date of any legal decree of incompetency, or written opinion which is conclusive as to the mental and/or physical disability, through the date the legal decree expires or is otherwise revoked or removed, or the date on which the mental and/or physical disability has ceased, as the case may be, as set forth in a written opinion prepared by the physicians described in this Section 5(c) pursuant to the procedures provided herein.

(iii) The term “good reason” (“Good Reason”) means (i) any significant reduction of Executive’s authority, duties or responsibilities, (ii) any removal from Executive’s position as an officer of the Bank or the Corporation, (iii) any reduction in Executive’s Salary; (iv) any transfer of Executive or requirement that executive regularly report to a location that is further than a 30 minute commute by car without traffic (as determined by Google Maps or its successor) from Executive’s residence as set forth in this Agreement; (v) any substantial increase in Executive’s business travel requirements;

6.     Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail, in the case of the Executive, to the last address Executive has provided in writing to the Bank, or, in the case of the Bank, to the Bank’s corporate headquarters.

7.     Binding Agreement; Assignment. This Agreement shall be effective as of the date hereof and all of the terms and conditions of this Agreement, including but not limited to Section 5, shall be binding upon and inure to the benefit of, the parties and their respective heirs, successors, assigns, and personal representatives, as the case may be. The Executive may not assign any rights or duties under this Agreement. As used herein, the successors of the Bank shall include, but not be limited to, any successor by way of merger, consolidation, sale of all or substantially all of the assets, or similar reorganization or change in control.

8.     Entire Agreement. This Agreement constitutes the entire understanding of the Executive and the Bank with respect to the subject matter hereof and supersedes any and all prior understandings written or oral.

9.     Enforceability. This Agreement has been duly authorized, executed and delivered and constitutes the valid and binding obligations of the parties hereto, enforceable in accordance with its terms. The undertakings herein shall not be construed as any limitation upon the remedies Bank might, in the absence of this Agreement, have at law or in equity for any wrongs of the Executive.

10.     Governing Law. The validity and construction of this Agreement or any of its provisions shall be determined under the internal laws of the Commonwealth of Pennsylvania, without giving effect to its conflicts of laws provisions, and without regard to its place of execution or its place of performance. The parties irrevocably consent and agree to the exclusive jurisdiction of the applicable Federal and State courts located in the Commonwealth of Pennsylvania and to service of process for it and on its behalf by certified mail, for resolution of all matters involving this Agreement or the transactions contemplated hereby. Each party waives all rights to a trial by jury in any suit, action or proceeding hereunder.

11.     Severability. Except as provided in Section 4(e) hereof, if any one or more of the terms or provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part, or in any respect or in the event that any one or more of the provisions of this Agreement operated or would prospectively operate to invalidate this Agreement, then and in either of those events, such provision or provisions only shall be deemed null and void and shall not affect any other provision of this Agreement and the remaining provisions of this Agreement shall remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby.

12.     Amendments and Waivers. This Agreement may not be amended or modified, and no waiver hereunder shall be valid or binding, unless set forth in writing, and duly executed by the party against whom enforcement of the amendment, modification or waiver is sought.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as an instrument under seal on the date first above written.

BANK: THE BRYN MAWR TRUST COMPANY

By:	/s/ Francis J. Leto

Title:	President

EXECUTIVE:

/s/ Lori Ann Buchanan Goldman
Lori Ann Buchanan Goldman

12